

                                                                                                        EXHIBIT 11
                                           BERGEN BRUNSWIG CORPORATION
                                           ---------------------------

                                        COMPUTATION OF EARNINGS PER SHARE
                                   FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                                             MARCH 31, 1996 AND 1995
                                (in thousands except share and per share amounts)
                                                   (Unaudited)
                                                              SECOND QUARTER                    SIX MONTHS
                                                       ----------------------------    ----------------------------
                                                           1996           1995             1996           1995

                                                       -------------  -------------    -------------  -------------

DATA AS TO EARNINGS - Net Earnings                      $    20,389    $    17,864      $    36,016    $    31,413
                                                       =============  =============    =============  =============


DATA AS TO NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES:
    Weighted average number of shares oustanding:
        Class A Common Stock                             39,987,123     39,673,555       39,919,949     39,374,894
    Common equivalent shares assuming issuance
       of shares represented by outstanding
       employees' stock options:
        Additional shares assumed to be issued            1,798,989      1,524,559        1,609,761      1,208,158
        Reduction of such additional shares assuming
            proceeds invested in treasury stock (at
            average market prices during each period)    (1,526,218)    (1,228,786)      (1,356,265)    (1,014,780)
                                                       -------------  -------------    -------------  -------------
                Average number of common and common
                        equivalent shares outstanding    40,259,894     39,969,328       40,173,445     39,568,272
                                                       =============  =============    =============  =============


EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                          $      .51     $      .45       $      .90     $      .79
                                                       =============  =============    =============  =============


Reference is made to Notes C and D in the accompanying Notes to Consolidated Financial Statements.

                                                   18